Exhibit 10.8

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of May 5, 2016 by and among Jodi Hoyt (the “Officer”), Bar Harbor Bankshares, a bank holding company (“Buyer”), Bar Harbor Bank & Trust, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Lake Sunapee Bank Group, a bank holding company (“Seller”), and Lake Sunapee, FSB, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of May 5, 2016 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Buyer Bank, Seller, Seller Bank, and the Officer desire to enter into this Agreement, which shall supersede the Change of Control Agreement by and among New Hampshire Thrift Bancshares, Inc. (Seller’s former name), Seller Bank and the Officer, dated March 14, 2012 (the “Change of Control Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Change of Control Agreement, the Executive shall be entitled to the rights and payments set forth herein and shall terminate employment with Seller and Seller Bank (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s termination of employment without “Cause” or for “Good Reason” following a “Change of Control” or “Pending Change of Control” (as such terms are defined in the Change of Control Agreement) as contemplated by Sections 6 and 7 of the Change of Control Agreement).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Officer, Buyer, Buyer Bank, Seller, and Seller Bank agree as follows:

1. Settlement Amount.

1.1 Change of Control Agreement Amount. On the later of the Closing Date or the earliest payment date permitted under Section 2, provided the Officer has remained employed with the Seller and Seller Bank to and including the Closing Date and has executed the release attached as Exhibit A hereto at least eight days prior to the Closing Date (and any revocation period has elapsed), Seller shall, or shall cause an affiliate to pay to the Officer lump-sum cash amount equal to the total of $167,800, in full satisfaction of the payment obligations of Seller and Seller Bank under the Change of Control Agreement, less applicable tax withholdings (the “Change of Control Agreement Amount”). The Change of Control Agreement shall be subject to further reduction pursuant to Section 1.2 hereof as may be needed.

For the avoidance of doubt, the payment of the Change of Control Agreement Amount under this Agreement shall not release Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Officer accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the

Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Officer’s vested benefits under the tax-qualified and non-qualified plans of Seller or Seller Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller Bank to the Officer and outstanding immediately prior to the Effective Time; (d) the payment of any of the Officer’s vested benefits under any salary continuation agreement between the Executive and the Seller or Seller Bank; (e) any change in control protection or change in control rights in any bank-owned life insurance policy held by Seller Bank on the life of the Executive; (f) the payment of the Merger Consideration with respect to the Officer’s common stock of Seller Bank as contemplated by Section 2.01 of the Merger Agreement; or (g) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to Section 5.12 of the Merger Agreement.

1.2 Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Change of Control Agreement Amount provided for in this Agreement, together with any other payments which the Officer has the right to receive from Buyer, Buyer Bank, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Buyer Bank, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. It is hereby understood that the Change of Control Agreement Amount as determined under this Section 1.2 will be subject to further adjustment upon the consummation of the Merger. Any determination required under this Section 1.2 shall be made by Seller and Buyer and their respective tax advisors, whose determination shall be conclusive and binding upon the Officer, Seller, and Seller Bank, and it is hereby understood that such determination will follow the same methodology for calculating the Code Section 280G limitation in order to avoid an “excess parachute payment” as provided in Seller Bank Disclosure Schedule 3.18(f) to the Merger Agreement.

1.3 No Further Adjustment. The parties hereby agree that the Change of Control Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4 Complete Satisfaction. In consideration of the payment of the Change of Control Agreement Amount, the employment by Buyer and/or Buyer Bank following the Closing Date and the other provisions of this Agreement, the Officer, Buyer, Buyer Bank, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Officer agrees that the full payment of the Change of Control Agreement Amount, as determined in accordance Section 1.1 and Section 1.2, shall be in complete satisfaction of all rights to payments due to Officer under the Change of Control Agreement.

2. Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Officer, Buyer, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4). None of Buyer, Buyer Bank, Seller, or Seller Bank make any representations or warranties that the payments provided under this Agreement comply with, or are exempt from, Section 409A, and in no event shall any of Buyer, Buyer Bank, Seller, or Seller Bank be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Officer on account of non-compliance with Section 409A.

3. General.

3.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a separate written employment agreement by and between Buyer, Buyer Bank and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3 Withholdings. Seller, Seller Bank, Buyer, and Buyer Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4 Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New Hampshire, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5 Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Buyer Bank, Seller, nor Seller Bank shall be obligated to make, and Officer shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6 Voluntary Action and Waiver. The Officer acknowledges that by her free and voluntary act of signing below, the Officer agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Officer acknowledges that she has been advised to consult with an attorney prior to executing this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Buyer Bank, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

/s/ Jodi Hoyt
Jodi Hoyt

LAKE SUNAPEE BANK GROUP

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

LAKE SUNAPEE BANK, FSB

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

BAR HARBOR BANKSHARES

By:	/s/ Curtis C. Simard
Name:	Curtis C. Simard
Title:	President and Chief Executive Officer

BAR HARBOR BANK & TRUST

By:	/s/ Curtis C. Simard
Name:	Curtis C. Simard
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE HOYT SETTLEMENT AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

I, Jodi Hoyt, of [City], [County], New Hampshire, (hereinafter, the “Employee”), in consideration of the Change of Control Amount as described below, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Bar Harbor Bankshares, a bank holding company (“Buyer”), Bar Harbor Bank & Trust, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Lake Sunapee Bank Group, a bank holding company (“Seller”), and Lake Sunapee, FSB, a wholly-owned subsidiary of Seller (“Seller Bank”), their affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys’ fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Seller or Seller Bank’s benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee’s employment with the Seller or Seller Bank and the termination thereof. This waiver, release and discharge further applies but is not limited to any claims based on Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Act (41 U.S.C. ss. 1981—88), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Vietnam Era Veterans’ Readjustment Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the New Hampshire Protective Legislation Law, the New Hampshire Unemployment Compensation Law, the New Hampshire Uniform Trade Secrets Act, the New Hampshire Whistleblowers’ Protection Act, the New Hampshire Minimum Wage Act, the New Hampshire Safety and Health of Employees Law, and the New Hampshire Law Against Discrimination (all as they may be amended), and any other applicable federal, state or local laws, ordinances and regulations including those relating to discrimination to the extent permitted by law; provided, however, that, notwithstanding anything in this Release of Claims to the contrary, this Release of Claims does not apply to any of the items described in the second paragraph of Section 1.1 of the Settlement Agreement between the Buyer, Buyer Bank, Seller, Seller Bank and the Employee, dated May 5, 2016. Employee expressly waives all claims, including those which she does not know or suspect to exist in his favor as of the date of this Agreement against the Released Parties. As used herein, the Employee understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Seller or Seller Bank or otherwise arising from Employee’s employment with the Seller Bank, the termination thereof or any other conduct occurring on or prior to the date the Employee signs this Release of Claims. All such claims are forever barred by this Release of Claims whether they arise in contract or tort or under a statute or any other law.

CHANGE OF CONTROL AGREEMENT AMOUNT. In return for Employee’s execution of and adherence to this Release of Claims, the Seller Bank shall pay the Employee the Change of Control Agreement Amount, as set forth in the Settlement Agreement between the Buyer, Buyer Bank, Seller, and Seller Bank and the Employee, dated May 5, 2016, in the total amount of             Dollars ($            )]. Payment of the Change of Control Agreement Amount shall be made in a lump sum, subject to usual and customary deductions required by law and Seller Bank policy.

CONFIDENTIAL TERMS. Employee and the Buyer, Buyer Bank, Seller, and Seller Bank agree that each will keep the contents of this Release of Claims (including its existence and the terms and provisions hereof) and the negotiations leading to it completely confidential, that neither will hereafter publish or disclose any information concerning such matters to anyone, and that each shall take every reasonable precaution to prevent the direct or indirect disclosure of such information to third parties, provided that the foregoing provisions shall not be construed to prevent Employee from disclosing such matters to his accountant or to prevent the Buyer, Buyer Bank, Seller, and Seller Bank from disclosing such matters to its accountants, and provided further that Employee may also make such disclosures as are finally compelled by law provided Employee gives the Buyer, Buyer Bank, Seller, and Seller Bank immediate notice of such legal process in order that the Buyer, Buyer Bank, Seller, and Seller Bank shall have the opportunity to object to the disclosure of such information.

INJUNCTIVE RELIEF. Employee acknowledges and recognizes that a violation of this Release of Claims and its covenants will cause irreparable damage to the Buyer, Buyer Bank, Seller, and Seller Bank and the Buyer, Buyer Bank, Seller, and Seller Bank will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Buyer, Buyer Bank, Seller, and Seller Bank will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of this Release of Claims or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release of Claims. I further understand that I may consider this Release of Claims for up to forty-five (45) days before deciding whether to sign it. In addition, I acknowledge that at the commencement of the forty-five (45) day period referenced herein, I was provided with the class, unit or group of individuals considered for the Release of Claims program, the employees eligible and selected for the Release of Claims program, the job title and ages of all individuals selected for the program and the ages of all individuals in the same job classification or organizational unit who are not selected for the program. A copy of the lists and information referenced herein are attached as Addendum A. If I signed this Release of Claims before the expiration of that forty-five (45) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release of Claims to the Seller Bank by the end of that forty-five (45) day period, the Change of Control Amount described above will expire. I understand that for a period of seven (7) days after I execute this Release of Claims, I have the right to revoke it by a written notice to be received by the Seller Bank by the end of that period. I also understand that this Release of Claims shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release of Claims and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release of Claims by any representatives of any released party other than the Change of Control Agreement Amount as stated above.

Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Agreement and knowingly and voluntarily agrees to all of the terms set forth in this Release of Claims. Employee knowingly and voluntarily intends to be legally bound by the same.

Signed as a sealed instrument this                     , 20    .

Jodi Hoyt

THE STATE OF NEW HAMPSHIRE

[ ], ss.	, 20

Before me, the undersigned notary public, personally appeared Jodi Hoyt, personally known, to be the person whose name is signed on the preceding document, and acknowledged to me that she signed it voluntarily for its stated purpose.

, Notary Public

ADDENDUM A

1.	The class, unit, or group of individuals considered or eligible for the Release of Claims program, are the executive employees of the Seller Bank.

2.	All persons who are being offered consideration under a waiver Agreement must sign the Agreement and return it to the Company within 45-days after receiving it. Once the employee has signed the waiver Agreement he or she has seven days to revoke the Agreement.

3.	Set forth below is a listing of the ages and job titles of all employees who were selected for this release program, as well as a listing of the ages and job titles of all employees who were not selected for this release program.

EMPLOYEES SELECTED FOR THE RELEASE PROGRAM

JOB TITLE	AGE

EMPLOYEES NOT SELECTED FOR THE RELEASE PROGRAM

JOB TITLE	AGE